Exhibit 10.21

February 8th, 2001

Henrik Smith Petersen
Airspan Networks Inc.

Dear Henrik,

This letter confirms the recent Change to your employment status. Effective January 31st, you have been promoted to the Executive Level Team, the group of company executive’s most responsible for the corporation performance and direction, Congratulations on this appointment.

In addition, I confirm your appointment as Regional President – Asia Pacific, in recognition of the major contribution you have made in, developing the region from a standstill in 1998 to the position where Airspan is the market leader. You should be truly proud of this accomplishment.

Commensurate with this change in your status, we are extending the basic compensation package as follows:

1)	a new grant of 175,000 shares, priced at the close of market on February 7th ($4,375) has been ratified by the Board of Directors. These shares will vest under the conditions of the 1998 Airspan Employees Stock Option program and the effective date of grant is February 7th, 2001.

2)	effective immediately, the institution of a 9 months base pay severance (taxes are your responsibility) in the unlikely event of a company initiated termination without cause. You will also be entitled to receive commissions on the Asia business on the books at the time of your departure for the following nine months.

3)	An upwards adjustment to your base salary of 15,000 Sterling, to 135,900 Sterling per annum, to be adopted in the annual performance review and salary adjustment to take effect April 1st, 2001

4)	A modification to the Airspan Sales Bonus-program as follows:

-	basic payout on a quarterly basis as per the plan used in 2000 for the sales activity in the region.

-	The year 2001 quota for the region is $24M,

-	An additional compensation, to be paid Feb 1, 2002 to you as follows for the performance of your team:

-	Year 2001 revenue > $31.625M – A 25% of base pay lump sum (taxes are your responsibility)

-	Year 2001 revenue > $36M – A 50% of base pay lump sum (taxes are your responsibility)

-	Year 2001 revenue > $4.8M – A 100% of base pay lump sum (taxes are your responsibility)

-	Year 2001 revenue > $60M – A 150% of base pay lump sum (taxes are your responsibility)

I also confirm that we will be paying you a $35,000 taxable bonus in accordance with the Beat Floware initiative instituted last fall upon payment of the Boltel down payment and achievement of first site sign-off as per the provisions of the program,

I also confirm your appointment to the Board of the Australian legal entity.

Again, my congratulations on the great success to date and this recent change in status.

Sincerely,

/s/ Eric Stonestrom
Eric Stonestrom
President and CEO
Airspan Networks Inc.

Cc:

Kent Carlson - Acting Secretary
Barbara Shead - Human Resources.

AIRSPAN NETWORKS INC
777 Yamato Road, Suite 310
Boca Raton, FL 33431
Tel: (561) 893-8870
Fax: (561) 893-8671
http://www.airspan.com

February 23, 2021

Private and Confidential

Henrik Smith-Petersen
Airspan Networks Inc.

Dear Henrik:

This letter is to confirm the following change to your terms and conditions of employment:

Termination of Employment

The Company will be required to give 12 months’ notice to terminate your employment. You may terminate your employment at any time by giving the Company three months’ notice.

The Company reserves the right to pay salary in lieu of notice.

The Company reserves the right to terminate your employment without notice in the case of gross misconduct. Gross misconduct includes (but is not limited to) dishonesty, fraud, breach of Company confidentiality, gross negligence and action in any other way, which could bring either yourself or the Company into disrepute.

All other terms and conditions remain unchanged.

Yours sincerely,

Debbie Simon
Director, Corporate Human Resources

I acknowledge receipt of this letter and confirm that I accept this change to my terms and conditions.

Signed:	/s/ Henrik Smith-Petersen	Date	23/2/21
(Henrik Smith-Petersen)